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Exhibit 23.1

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO 80211

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement of Xedar Corporation on Form 10-SB, of our report dated February 22, 2006, relating to the financial statements of Xedar Corporation for the two years ended December 31, 2005 and 2004, and for the period from October 1, 2004 (date of new development stage) to December 31, 2005, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the prospectus.

/s/ SCHUMACHER & ASSOCIATES, INC. Schumacher & Associates, Inc. Denver, Colorado

April 12, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM